UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2011

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On September 13, 2011 (the “Effective Date”), Cheniere Common Units Holding, LLC (“CCUH”), a Delaware limited liability company and a wholly owned subsidiary of Cheniere Energy, Inc., a Delaware corporation (the “Company”), entered into (1) an Amended and Restated Investors' Agreement (the “Restated Investors' Agreement”) and (2) a Ninth Amendment to Credit Agreement, Fourth Amendment to Guarantee and Collateral Agreement (Crest Entities) and Fifth Amendment to Guarantee and Collateral Agreement (Non-Crest Entities) (the “Ninth Amendment”).
The Restated Investors' Agreement
The Restated Investors' Agreement amends and restates the Investor's Agreement dated August 15, 2008 among the Company, CCUH and the Lenders (defined below), as amended (the “Investors' Agreement”). See the Company's Current Reports on Form 8-K (and the exhibits thereto) filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2008 and December 10, 2010 for a description of the Investors' Agreement and related documents as in effect prior to the Effective Date. The principal changes made by the Restated Investors' Agreement are summarized as follows:
Ability of Convertible Lenders to exchange their Loans directly into Common Stock. At the Company's annual meeting of stockholders held on June 16, 2011, the Company's stockholders approved Proposal 5 included in the Proxy Statement filed by the Company with the SEC on April 28, 2011. Proposal 5 addressed certain restrictions whereby the Convertible Lenders could not vote their Series B Preferred Stock and were effectively prohibited from converting the Series B Preferred Stock into Common Stock. Following the Effective Date, the Convertible Lenders may now exchange their Loans directly for Common Stock and, following such exchange, may hold and vote their Common Stock in the same manner as other stockholders of the Company. The Loans held by the Convertible Lenders are exchangeable for Common Stock at an exchange ratio of one share of Common Stock for each $5 of outstanding Loans held by the Convertible Lenders. The outstanding principal balance of the Loans held by the Convertible Lenders is currently $8,408,859.05. Scorpion Capital Partners LP is currently the sole Convertible Lender and an affiliate of Nuno Brandolini, one of our directors. Because the Loans held by the Convertible Lenders are now convertible directly into Common Stock, all references to the Series B Preferred Stock have been removed.
Modification of Registration Rights. The Restated Investors' Agreement eliminates the ability of the holders of Common Stock issued upon conversion of the Loans held by the Convertible Lenders to demand the registration of those securities under the Securities Act of 1933, as amended, or to participate in registered offerings by the Company of its securities. The Restated Investors' Agreement also provides that such Common Stock may not be sold pursuant to an underwritten offering. The Restated Investors' Agreement does not affect the obligation of the Company to file and keep effective a “shelf” registration statement with respect to the Common Stock issued upon conversion of the Loans held by the Convertible Lenders.
The Ninth Amendment to Credit Agreement
The Ninth Amendment amended the Credit Agreement dated August 15, 2008, as amended (the “Credit Agreement”) among CCUH, The Bank of New York Mellon, as administrative agent and collateral agent (in such capacity, the “Collateral Agent”), certain affiliates of CCUH, and the lenders from time to time party thereto (the “Lenders”). See the Company's Current Reports on Form 8-K (and the exhibits thereto) filed with the SEC on August 18, 2008, June 28, 2010 and December 10, 2010 for descriptions of the Credit Agreement and related documents as in effect prior to the Effective Date. The principal changes made by the Ninth Amendment are summarized as follows:
Purchase of additional CQP units. Prior to the Effective Date, the Credit Agreement prohibited CCUH from making certain investments, including the purchase of common units representing limited partnership interests (“Common Units”) of Cheniere Energy Partners, L.P. (“CQP”). Under the Ninth Amendment, CCUH may purchase up to $20,000,000 of newly issued Common Units of CQP on or before September 30, 2011 so long as such Common Units are purchased concurrently with a public offering of Common Units by CQP and so long as CCUH purchases at least 500,000 Common Units and such Common Units are purchased by CCUH at a price not greater than the per unit price at which the Common Units are sold to the public pursuant to such public offering.
Mechanism for release of collateral when all Loans are held only by the Convertible Lenders. The Ninth Amendment added a new provision to the collateral documents authorizing the Collateral Trustee, upon request by CCUH, to release all collateral securing the outstanding Loans once the Loans held by Lenders other than the Convertible Lenders have been paid in full.
The Restated Investors' Agreement and the Ninth Amendment will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 3.02 by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date:	September 13, 2011	By:	/s/ Meg A. Gentle
		Name:	Meg A. Gentle
		Title:	Senior Vice President and
Chief Financial Officer